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AT SCHAWK, INC.:                            AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                          KRISTINE WALCZAK
SR. VP AND CFO                              312-726-3600
847-827-9494                                KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM

                      SCHAWK, INC. COMPLETES ACQUISITION OF
                          PIXXON, INC. OF SAN FRANCISCO

CHICAGO, ILLINOIS, JANUARY 13, 2004 -- SCHAWK, INC. -- (NYSE: SGK), completed the acquisition of certain assets of Pixxon, Inc., a provider of graphic services to retailers and consumer products companies in the Northern California marketplace.

"During our due diligence period in November 2003, Pixxon's business changed significantly. Annual revenues of the Pixxon business are now anticipated to be approximately $5 million," said David Schawk, president and chief executive officer of Schawk, Inc. "We believe that Pixxon is a strong graphic services competitor in the Northern California marketplace, and we are excited to work with the Pixxon employees to grow the business under its new name, Schawk San Francisco. As part of the Schawk family, Schawk San Francisco's clients will have access to the broadest range of graphic services in the industry, both in the United States and globally, to meet client needs. These services range from creative design to print management on a global basis. More Fortune 500 companies turn to Schawk for graphic services than any other company in the prepress industry."

Mr. Schawk continued, "We previously indicated that we would actively seek to acquire quality companies to expand our global coverage. Our acquisition of Pixxon is consistent with our strategy and is the third acquisition that Schawk has completed since November 30, 2003. The three acquisitions - Blue Mint Associates, Virtualcolor and Pixxon - total approximately $17 million of historical annual revenues or approximately 8.5 percent of Schawk's total annual revenue. These acquisitions give us a great start toward meeting our goal of 20 percent growth in 2004."

Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution color graphic services, brand consulting and design, and an array of digitally based workflow solutions all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, and advertising markets.

Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors such as, among other things, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

     FOR MORE INFORMATION ABOUT SCHAWK, VISIT OUR WEBSITE AT www.schawk.com.


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